Exhibit 99.2

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Third Quarter 2013 Conference Call

Prepared Remarks

October 25, 2013

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (            ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (            ), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 10030506. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include, but are not limited to, the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

I hope you had a chance to review our third quarter earnings press release that we issued yesterday, after the market close. We are pleased with our continued strong quarterly results and we are optimistic that we will produce a strong finish to 2013. We reported net income of $6.4 million and diluted earnings per share of $0.47 for the third quarter of 2013, compared to net income of $5.4 million and diluted earnings per share of $0.41 for the same period last year. Net income for the third quarter 2013 increased $976 thousand, or 18.0%, from $5.4 million for the same period in 2012.

It should be noted that net income for the third quarter of 2013 included pre-tax due diligence and merger-related expenses of $328 thousand, as compared to $316 thousand for the same period in 2012.

Increases in net interest income and wealth management revenues were significant factors contributing to our solid performance in the third quarter of 2013. However, partially offsetting these increases were decreases in gain on sale of residential mortgage loans and investment securities available for sale.

The overall results for the third quarter of 2013, as compared to same period in 2012, were affected by the November 2012 acquisition of deposits, loans and a branch location from First Bank of Delaware.

Non-interest expense for the three months ended September 30, 2013 increased $434 thousand, to $19.3 million, as compared to $18.9 million for the same period in 2012. Salaries and benefits increased $302 thousand primarily as a result of adding the branch and lending staff from the First Bank of Delaware and the new personnel for the Bala Cynwyd branch that opened in December of 2012. Partially offsetting these new personnel costs was the decrease in incentives paid to the residential mortgage originators and other factors.

Net interest income for the third quarter of 2013 was $18.5 million, an increase of $2.6 million, or 16.2%, compared to the third quarter of 2012. The primary contributors to the net interest income increase between the periods were:

•	A $160.6 million or 12.3% increase in average portfolio loans

•	The prepayment of $22.5 million of subordinated debt during the third and fourth quarters of 2012.

•	An additional prepayment of $20.0 million of Federal Home Loan Bank borrowings during the first quarter of 2013.

•	A 13 basis point decrease in the rate paid on deposits.

•	The combination of which resulted in an $844 thousand decrease in interest expense for the third quarter of 2013.

Non-interest income for the three months ended September 30, 2013 decreased $861 thousand as compared to the same time period in 2012. Significant factors contributing to this decrease included:

•	A $1.3 million decrease in the gain on sale of residential mortgage loans

•	A $416 thousand decline in gain on sale of investment securities available for sale

•

A $37.2 million decline in the volume of residential mortgage loans sold to the secondary market between the periods, as rising interest rates have substantially curtailed the refinancing boom experienced over the past several quarters.

Partially offsetting these decreases was an increase of $642 thousand in wealth management revenue for the three months ended September 30, 2013 as compared to the same period in 2012.

The tax-equivalent net interest margin of 4.05% for the third quarter of 2013 increased 27 basis points from the 3.78% tax-equivalent net interest margin for the same period in 2012. The increase was primarily the result a $139.6 million increase in average interest-earning assets, partially offset by an increase of $55.2 million in average interest-bearing liabilities between the periods. The tax-equivalent yield earned on average interest-earning assets increased 5 basis points between the periods, while the tax-equivalent rate paid on interest-bearing liabilities dropped 28 basis points. The focus on managing our funding costs has benefited us tremendously throughout this prolonged low rate environment.

Nonperforming loans and leases as of September 30, 2013 were $10.6 million, or 0.71% of total portfolio loans and leases, as compared to $14.8 million, or 1.06% of portfolio loans and leases, as of December 31, 2012. For the three months ended September 30, 2013, the Corporation recorded net loan and lease charge-offs of $376 thousand, as compared to $502 thousand for the same period in 2012. The provision for loan and lease losses for the three month period ended September 30, 2013 was $959 thousand, as compared to $1.0 million for the same period in 2012.

The allowance for loan and lease losses as of September 30, 2013 was $15.0 million, or 1.00% of portfolio loans as compared to $14.4 million, or 1.03% of portfolio loans and leases as of December 31, 2012.

The capital ratios for the Bank and the Corporation indicate levels well above the regulatory minimum to be considered “well capitalized.” Additionally, the tangible equity ratios for both Bank and the Corporation have improved from their December 31, 2012 levels of 7.72%, and 7.60% to 8.32% and 8.30% respectively, at September 30, 2013. These increases were primarily the result of increases in retained earnings and issuance of common stock, partially offset by nominal growth in total assets.

The Corporation has continued its planned run-off of its higher-rate certificates of deposit which resulted in a $73.5 million decrease in certificate of deposit balances from December 31, 2012 to September 30, 2013. The total decrease in deposits between the periods was $84.0 million or 5.1%.

Total assets as of September 30, 2013, were $2.06 billion, an increase of $23.1 million from December 31, 2012.

Total portfolio loans and leases of $1.50 billion, as of September 30, 2013 increased by $101.6 million from December 31, 2012, with commercial mortgages, commercial and industrial loans, and construction loans comprising the majority of the increase.

For the past 82 consecutive quarters, we have paid dividends to our shareholders. We are very proud of this record and feel very fortunate to have the continued loyalty and support of our shareholders. Therefore, I am pleased to announce that on October 24, 2013, the Board of Directors of the Corporation declared a quarterly dividend increase of 5.9%, from the prior quarter, to $0.18 per share. This marks our 83rd consecutive quarterly dividend. The dividend is payable December 1, 2013, to shareholders of record as of November 6, 2013.

In summary:

We continue to focus on profitably growing the Corporation and will continue to actively invest in quality growth opportunities.

We believe our business model is sound and we expect to conclude 2013 with a strong performance.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?